                                      Thompson Coburn LLP
                                      Attorneys at Law
                                      One Firstar Plaza
                                      St. Louis, Missouri 63101-1693
                                      314-552-6000
                                      FAX 314-552-7000
                                      www.thompsoncoburn.com

                        November 17, 2000

Allegiant Bancorp, Inc.
2122 Kratky Road
St. Louis, Missouri 63114

Re: Amendment No. 1 on Form S-8 to Form S-4 - 94,457 Shares of Allegiant Bancorp, Inc. common stock, $0.01 par value

Ladies and Gentlemen:

     We refer you to the post-effective amendment on Form S-8 to Form S-4 (File No. 333-44578) filed by Allegiant Bancorp, Inc. (the "Company") on November 17, 2000 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, pertaining to the proposed issuance by the Company of up to 94,457 shares of its common stock, $0.01 par value (the "Shares"), pursuant to the Equality Bancorp, Inc. 1993 Stock Option and Incentive Plan and the Equality Bancorp, Inc. 1997 Stock Option and Incentive Plan (collectively, the "Plans"), pursuant to the terms and conditions of the Agreement and Plan of Merger, dated July 26, 2000, by and among the Company, Allegiant Acquisition Corporation and Equality Bancorp, Inc. (such transaction was consummated on November 15, 2000), all as provided in the Registration Statement. In rendering the opinions set forth herein, we have examined such corporate records of the Company, such laws and such other information as we deemed relevant, including the Company's Articles of Incorporation, as amended and restated, By-Laws, resolutions adopted by the Company's Board of Directors, certificates received from state officials and statements we received from officers and representatives of the Company. In delivering this opinion, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

     Based solely on the foregoing, we are of the opinion that the Shares, when issued by the Company in accordance with the Plans, will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Thompson Coburn LLP